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WESTINGHOUSE PUBLIC RELATIONS                                  [Logo]

                                                    Contact:   Vaughn Gilbert
                                                    Telephone: (412) 642-5564


                               FOR USE: IMMEDIATE


WESTINGHOUSE ELECTRIC CORPORATION BOARD
ADOPTS SHAREHOLDER RIGHTS PLAN


     PITTSBURGH, Dec. 29 - Westinghouse Electric Corporation announced today that its Board of Directors has adopted a Shareholder Rights Plan designed to discourage takeovers that do not provide fair value to all shareholders. The plan is similar to those adopted by a number of other companies. The Board is not aware of any effort to acquire control of the company.


     In commenting on the Rights Plan, Michael H. Jordan, chairman and chief executive officer of Westinghouse, said, "The Board of Directors believes that the Shareholder Rights Plan represents a sound and reasonable means of safeguarding the interests of shareholders." Mr. Jordan also said, "The plan is designed to enable the company and all of its shareholders to realize the potential from our recent acquisition of CBS and the other changes management has made to increase shareholder value."


                                     -more-

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WESTINGHOUSE ELECTRIC CORPORATION BOARD
ADOPTS SHAREHOLDER RIGHTS PLAN                                             -2-


     Terms of the Rights Plan provide for a dividend distribution of one right for each share of Common Stock of Westinghouse to holders of record at the close of business on January 9, 1996. The rights will become exercisable only in the event, with certain exceptions, an acquiring party accumulates 15 percent or more of Westinghouse's voting stock, or a party announces an offer to acquire 30 percent or more of the voting stock. The rights have an exercise price of $64 and will expire on January 9, 2006.

     Upon the occurrence of certain events, holders of the rights will be entitled to purchase either Westinghouse preferred shares or shares in an "acquiring entity" at half of market value. Westinghouse generally will be entitled to redeem the rights at a value of $.01 per right at any time until the tenth day following the acquisition of a 15 percent position in its voting stock. Details of the new Rights Plan will be outlined in a letter to shareholders.


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                                                                    -12/29/95-


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